Exhibit 10.1

KEMET CORPORATION
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT is made as of June 29, 2015, between KEMET Corporation, a Delaware corporation (the "Company"), and Per-Olof Loof ("Executive"), and serves to amend and restate the Employment Agreement dated as of January 27, 2010, as amended by Amendment No. 1 to Employment Agreement dated as of March 28, 2012 (this Amended and Restated Agreement is referred to herein as the “Agreement”).
In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in paragraph 4 hereof (the "Employment Period").
2.    Position and Duties.
(a)During the Base Employment Period (as defined in paragraph 4), Executive shall serve as the Chief Executive Officer of the Company and shall have the normal duties, responsibilities, functions and authority of the Chief Executive Officer, subject to the power and authority of the Board of Directors of the Company (the “Board”) to expand or limit such duties, responsibilities, functions and authority within the scope of duties, responsibilities, functions and authority associated with the position of Chief Executive Officer and to overrule actions of officers of the Company. During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries which are consistent with Executive's position as the Board may from time to time direct. Not less than 90 days prior to the scheduled end of the Base Employment Period, if Executive is then still employed by the Company, Executive and the Board shall meet and discuss the title, role and duties of Executive during the Additional Employment Period (as defined in paragraph 4) and the corresponding adjustments to the requirements of this paragraph 2 and to Executive’s compensation as contemplated by paragraph 4.
(a)    During the Employment Period, Executive shall report to the Board and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) exclusively to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company's and its Subsidiaries' policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board and shall support and cooperate with the Company's and its Subsidiaries' efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board. So long as Executive is employed by the Company, Executive shall not, without the prior written consent of the Board, accept other employment or perform other services for compensation or sit on more than two company board of directors (excluding KEMET Corporation), and not sit on more than two boards of directors of a not-for-profit charitable organization. (This restriction does not apply to the board of directors of a majority or wholly owned subsidiary of the Company or any joint venture established by the Company).
(b)    For purposes of this Agreement, "Subsidiaries" shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.
3.    Compensation and Benefits.
(a)    During the Base Employment Period, Executive's base salary shall be $850,000 per annum or such higher or lower rate as the Board may determine from time to time in accordance with the terms of this Agreement (as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time). In addition, the Board will consider a base salary increase consistent with a revised peer group analysis, in the event that a substantial change in Company revenues (such as through an acquisition or investment which results in an increase in reported revenue of the Company, either directly or through financial reporting consolidation) causes a reconfiguration of KEMET’s peer group by any shareholder advisory service. The Board may lower the Base Salary to take into account a material reduction in the size or complexity of the Company’s business that occurs after the Effective Date of this Agreement. The Base Salary has been set to take into account the typical level of perquisites that Executive has been given in the past, as well as those perquisites that would be provided to a chief executive officer at a similarly situated company. As a result, no separate perquisites shall be paid to Executive, or paid by the Company on his behalf to any third parties, during the Employment Period, except as specifically set forth herein.
(b)    During the Additional Employment Period, as applicable, Executive's base salary shall be as may be agreed between Executive and the Board, taking into account the duties and responsibilities of Executive during the Additional Employment Period, but shall not be less than $425,000 per annum initially, or such higher or lower rate as the Board may determine from time to time in accordance with the terms of this Agreement in the event of a substantial change in the Company’s revenue (as adjusted from time to time, the "Additional Period Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time). In the absence of agreement between the Company and Executive on the base salary for the Additional Employment Period, the Additional Period Base Salary shall be the greater of (x) one-half of the then-existing Base Salary immediately in effect prior to the start of the Additional Employment Period and (y) $425,000 per annum.

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(c)    In addition, during the Employment Period, Executive shall be entitled to participate in the Company's health insurance coverage plan, and Executive shall be entitled to four weeks of paid vacation each calendar year in accordance with the Company's policies, which if not taken during any year may not be carried forward to any subsequent calendar year and no compensation shall be payable in lieu thereof.
(d)    During the Employment Period, the Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by him in the course of performing his duties and responsibilities under this Agreement which are consistent with the Company's policies in effect from time to time, with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses as in effect from time to time.
(e)    In addition to the Base Salary, during the Base Employment Period, Executive shall be entitled to participate in the Company’s existing short-term incentive compensation program (KAIP), long-term incentive compensation program (LTIP) and deferred compensation plan, in each case as such plans as are generally available to other executive officers of the Company, and in each case in accordance with the respective terms of such plans as such plans and terms may be established from time to time by the Board As long as Executive is employed as Chief Executive Officer on April 1, 2017, and has been continuously so employed by the Company between the date hereof and April 1, 2017, Executive shall be entitled to participate in a final long-term incentive compensation program covering the period April 1, 2017 through March 31, 2019 (“Final LTIP”) that will be based upon the same plan being provided to the other top executive officers for the two-year period that ends on March 31, 2019. Any amounts to be paid under the Special LTIP will only be determined at the end of the entire period (after March 31, 2019). No separate targets shall be established. This Final LTIP shall replace any other long-term incentive compensation opportunity during such covered period and no separate LTIP shall be created for any portion of the period covered by the Final LTIP.
(f)    On the date hereof, the Company shall grant to Executive 250,000 Restricted Stock Units (“RSUs”) covering 250,000 shares of Restricted Common Stock pursuant to the terms and conditions of the KEMET Corporation 2011 Omnibus Equity Incentive Plan, with vesting to occur 35,000 RSUs on March 31, 2017, 40,000 RSUs on March 31, 2018, and the remaining 175,000 RSUs on March 31, 2019, and with such other terms and conditions as may be contained in the grant agreement. Executive must be employed by the Company as of the date of vesting and must have been continuously employed by the Company from the date of this grant through the vesting date in order for the RSUs to vest; provided however, that all unvested RSUs granted hereunder shall be become fully vested in the event that the Executive’s service with the Company is terminated prior to the RSUs becoming fully vested due to Executive’s death or Disability, termination by the Company for reasons other than Cause, resignation by Executive for Good Reason or termination by the Company within 24 months following a Change in Control.
(g)        All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding taxes by the Company.

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(h)    The Board has undertaken to provide Executive with all of the incentive compensation that would be payable during the Employment Period. The Board reserves the right to add Executive to any new plans or programs that may be established for the executive officers of the Company in the future, after taking into account the terms of this Agreement.
4.    Term.
(a)    This Agreement shall become effective on June 29, 2015, unless terminated by either party prior to such date. This Agreement shall end on March 31, 2018 (the period between the date hereof and March 31, 2018 is referred to herein as the “Base Employment Period”); provided, that if Executive remains employed by the Company on March 31, 2018, this Agreement will be automatically extended to March 31, 2019 (such one-year additional period is referred to herein as the “Additional Employment Period”); provided further, that (i) the Employment Period shall terminate prior to such date immediately upon Executive's resignation (with or without Good Reason, as defined below), death or Disability (as defined below) and (ii) the Employment Period may be terminated immediately by the Company at any time prior to such date for Cause (as defined below) or without Cause. Except as otherwise provided herein, the Company shall not be required to provide any prior notice to Executive for any termination of the Employment Period by the Company. At the end of the Employment Period, at the request of the Board, Executive agrees to offer to resign from the Board and any board of directors of any Subsidiary or joint venture involving the Company, which offer may be accepted by the then-current Board.
(b)    If the Employment Period is terminated by the Company or its successors in interest without Cause or by Executive for Good Reason, Executive shall be entitled to continue to receive full base salary, target bonus and benefits (any amounts so payable are referred to herein as the “Severance Payments”), as the same may be adjusted during the Additional Employment Period, until the earlier to occur (the “Severance Period”) of (i) two years from the date of termination and (ii) March 31, 2019; provided, that to the extent that the payment of any amount of Severance Payments constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined below), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto. Payment of the foregoing Severance Payments shall be conditioned upon and subject to the Executive executing and delivering to the Company the General Release substantially in form and substance as set forth in Exhibit A attached hereto, Executive’s continued compliance with the provisions of paragraphs 6 and 7 hereof and Executive not applying for unemployment compensation chargeable to the Company during the Severance Period. The General Release contemplated by the foregoing sentence must be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, including under any severance programs of the Company generally available to other executive officers of the Company, except as specifically provided for in the Company's employee benefit plans as otherwise expressly

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required by applicable law. For purposes of this paragraph 4(b) only, Executive’s short-term incentive plan bonus for each year following the year in which his employment was terminated shall be the same as the target bonus opportunity in the year of the termination, or if not yet established for such year, for the immediately preceding year. The Base Salary payable pursuant to this paragraph 4(b) shall, subject to Section 4(h), be payable in regular monthly installments. The amounts payable pursuant to this paragraph 4(b) shall not be reduced by the amount of any compensation Executive receives with respect to any other employment during the Severance Period. Executive shall have no duty or obligation to seek other employment during the Severance Period or otherwise mitigate damages hereunder. Notwithstanding any other provision of this Agreement to the contrary, in connection with any termination of employment of Executive, to the extent that Executive becomes entitled to severance benefits under the existing Change In Control Severance Compensation Agreement dated as of July 28, 2014, between the Company and Executive, and any amendments and/or renewals thereof (the “CIC Agreement”) (or any replacement agreement or arrangement), Executive shall be entitled to receive the greater of (but not both of) the severance benefits payable hereunder and the severance benefits payable under the CIC Agreement.
(c)    If the Employment Period is terminated by the Company for Cause or the Employment Period is terminated pursuant to clause (a)(i) above (other than termination by Executive with Good Reason) or this Agreement expires and is not renewed, Executive shall only be entitled to receive his Base Salary through the date of termination or expiration and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter pursuant to any other agreement with the Company or any then-existing Company policy or plan, except as otherwise specifically provided for under the Company's employee benefit plans or as otherwise expressly required by applicable law. In addition, notwithstanding any provision in any outstanding stock option grants to the contrary, in the event Executive terminates this Agreement without Good Reason, any such stock options must be exercised on or prior to the 91st day following such termination, or they will expire and no longer be outstanding or subject to exercise.
(d)    Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA). The Company may offset any amounts Executive owes it or its Subsidiaries against any amounts it or its Subsidiaries owes Executive hereunder unless such offset would otherwise result in adverse tax consequences under Code Section 409A (as defined below).
(e)    For purposes of this Agreement, a termination for Cause shall mean (i) a Termination as a result of the willful and continued failure by Executive for a significant period of time substantially to perform his duties with the Company (other than any such failure resulting from his Disability), after a demand for substantial performance is delivered to Executive in writing by the Board or its designee which specifically identifies the manner in which the Board or its designee believes that Executive has not substantially performed his duties, or (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to the Company or any intentional violation of any Company policy. No act, or failure to act, on Executive’s part

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shall be considered “willful” unless done, or omitted to be done, by Executive, not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. The burden for establishing the validity of any termination for Cause shall rest upon the Company. No Termination shall be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than sixty-six and two-thirds of the entire membership of the Board, but excluding the Executive if he is also a Director, called and held for such purpose (after reasonable notice is provided to Executive and he is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subclauses (i) or (ii) above, and specifying the particulars thereof in reasonable detail.
(f)    For purposes of this Agreement, "Disability" shall mean Executive's inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries as a result of any mental or physical incapacity even with reasonable accommodations of such incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment. Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a medical doctor or other health care specialists selected by the Company and authorizing such medical doctor or such other health care specialist to discuss Executive's condition with the Company).
(g)    For purposes of this Agreement, “Good Reason” during the Base Employment Period shall mean the occurrence of any of the following events, without the express written consent of Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by Executive to the Company of the occurrence of one of the reasons set forth below (it being understood that the following shall be modified during the Additional Employment Period to take into account the revised position, title and duties then applicable to Executive) :
(i)    The assignment to Executive of any duties inconsistent with Executive’s position, duties, responsibilities and status with the Company as in effect on the date hereof, or a change in Executive’s employment titles or offices (if any) in effect on the date hereof, or any removal of Executive from, or any failure by the Board of Directors to reelect Executive to any of such employment positions, except in connection with Executive’s Termination for Cause, death, Disability, or as a result of Executive’s attainment of retirement age; or
(ii)    A material reduction by the Company in Executive’s base salary below that in effect on the date hereof; provided, that the Board may lower the Base Salary to take into account a material reduction in the size or complexity of the Company’s business that occurs after the Effective Date of this Agreement, and any such reductions shall not constitute “Good Reason” for purposes of this Agreement.
(iii)    Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after

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the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s thirty (30)-day cure period described above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by Executive.
(h)    The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or for damages for failing to comply with Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(i)    No payments, benefits and entitlements received by Executive hereunder will be subject to any “gross-up” payment or adjustment with respect to any excise tax, or any other federal and state income or other taxes that may be payable by Executive.
5.    Confidential Information.
(a)    Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of the Company and its Subsidiaries depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as "Confidential Information." Confidential Information will be interpreted as broadly as possible to

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include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to the Company's or its Subsidiaries' current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its Subsidiaries, information concerning acquisition opportunities in or reasonably related to the Company's or its Subsidiaries' business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive's course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board's prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Executive agrees to deliver to the Company at the end of the Employment Period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents and electronic records (and copies thereof) relating to the business of the Company or its Subsidiaries (including, without limitation, all Confidential Information) that he may then possess or have under his control.
(a)    Ownership of Intellectual Property. Executive agrees to make prompt and full disclosure to the Company or its Subsidiaries, as the case may be, all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information (whether or not patentable and whether or not reduced to practice) that relate to the Company's or its Subsidiaries' actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company or its Subsidiaries and for a period of one (1) year thereafter (collectively, "Work Product"). Any copyrightable work falling within the definition of Work Product shall be deemed a "work made for hire" under the copyright laws of the United States, and ownership of all rights therein shall vest in the Company or its Subsidiaries. To the extent that any Work Product is not deemed to be a "work made for hire," Executive hereby assigns and agrees to assign to the Company or such Subsidiaries all right, title and interest, including without limitation, the intellectual property rights that Executive may have in and to such Work Product. Executive shall promptly perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's or such Subsidiaries' ownership

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(including, without limitation, providing testimony and executing assignments, consents, powers of attorney, and other instruments).
(b)    Third Party Information. Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's and its Subsidiaries' part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or such Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by a member of the Board in writing.
6.    Non-Compete, Non-Solicitation.
(a)    In further consideration of the compensation to be paid to Executive hereunder, Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he has become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its predecessors and its Subsidiaries and that his services are of special, unique and extraordinary value to the Company and its Subsidiaries, and therefore, Executive agrees that during the Employment Period and ending on the end of the Non-compete Period, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed by, or in any manner associate with or engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process during the Employment Period and on the date of the termination or expiration of the Employment Period, within any geographical area in which the Company or its Subsidiaries engage or plan to engage in such businesses. Nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the term "Non-compete Period" shall mean (i) in the event Executive’s employment is terminated by Executive other than a resignation by Executive for Good Reason, or Executive is terminated by the Company for Cause, the later to occur of (x) one year following the termination of employment hereunder and (y) March 31, 2019, and (ii) in the event Executive’s employment is terminated by Executive by a resignation for Good Reason or by the Company other than a termination for Cause, a period of time beginning on the date of the termination and ending on the date the Company is no longer obligated to pay Executive any Severance Payments hereunder. In consideration of the agreement in this Section 6(a), if Executive is terminated by the Company without Cause, or voluntarily resigns with or without Good Reason, then at such time, Executive shall be entitled to receive one year of his Base Salary in effect at the time of his termination plus an amount equal to one year of annual short term incentive bonus (KAIP) which shall be determined based on the target bonus for Executive’s last year of employment, payable monthly in accordance with the Company’s standard payroll practices as in effect on the date of termination. No such payment shall be made if Executive is terminated by the Company for Cause.

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(b)    During the Non-compete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time during the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative or disparaging statements or communications regarding the Company or its Subsidiaries).
(c)    If, at the time of enforcement of this paragraph 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive acknowledges that the restrictions contained in this paragraph 6 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
(d)    In the event of the breach or a threatened breach by Executive of any of the provisions of this paragraph 6, the Company would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the Company shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of this paragraph 6, the Non-compete Period shall be tolled until such breach or violation has been duly cured. In the event of a violation by Executive of paragraph 5 or paragraph 6 hereof, any severance being paid to Executive pursuant to this Agreement or otherwise shall immediately cease, any severance previously paid to Executive shall be immediately repaid to the Company, Executive shall not be entitled to any payments under the Final LTIP and any amounts previously paid to Executive under the Final LTIP shall be immediately repaid to the Company. Executive acknowledges that the restrictions contained in paragraph 6 are reasonable and that he has reviewed the provisions of this Agreement with his legal counsel.
7.    Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

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8.    Survival. Paragraphs 4 through 22 shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.
9.    Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
Per-Olof Loof
1091 Hillsboro Mile
Hillsboro, Fl 33062
Notices to the Company:
KEMET Corporation
2835 Kemet Way
Simpsonville, SC 29681
With a copy to:
H. Kurt von Moltke, P.C.
Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.
10.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
11.    Complete Agreement. This Agreement and those documents expressly referred to herein, including the CIC Agreement and currently outstanding stock option grants, restricted stock grants and restricted stock unit grants, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Executive and the Company agree that no other agreements covering the

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subject matter hereof exist between them, all prior agreements, including all prior employment agreements and any amendments thereto, being terminated or superseded by this Agreement.
12.    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
13.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
14.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.
15.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.
16.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company (as approved by the Board) and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company's right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
17.    Insurance. The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable. Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.
18.    Indemnification and Reimbursement of Payments on Behalf of Executive. The Company and its respective Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes ("Taxes") imposed with respect to Executive's compensation or other payments from the Company or any of its Subsidiaries or Executive's ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).

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In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid with respect to any such Taxes.
19.    Consent to Jurisdiction. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTH CAROLINA DISTRICT LOCATED IN GREENVILLE, SOUTH CAROLINA, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES HERETO FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY'S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION, SUIT OR PROCEEDING IN THE DISTRICT COURT FOR THE SOUTH CAROLINA DISTRICT WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS PARAGRAPH 19. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTH CAROLINA DISTRICT LOCATED IN GREENVILLE, SOUTH CAROLINA, AND HEREBY AND THEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
20.    Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
21.    Executive's Cooperation. During the Employment Period and thereafter, Executive shall cooperate with the Company and its Subsidiaries in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments). In the event the Company requires Executive's cooperation in accordance with this paragraph, the Company shall reimburse Executive solely for reasonable travel expenses (including lodging and meals, upon submission of receipts) in accordance with the Company’s expense reimbursement policy as in effect from time to time.

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22.    Arbitration. Except with respect to disputes or claims under paragraphs 5 and 6 hereof (which may be pursued in any court of competent jurisdiction as specified below and with respect to which each party shall bear the cost of its own attorney's fees and expenses except as otherwise required by applicable law), each party hereto agrees that the arbitration procedure set forth in Exhibit B hereto shall be the sole and exclusive method for resolving any claim or dispute ("Claim") arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company and its Subsidiaries (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement. The parties agree that the result of any arbitration hereunder shall be final, conclusive and binding on all of the parties. Nothing in this paragraph shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined in Exhibit B hereto). Each party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or South Carolina state court of competent jurisdiction sitting in Greenville County, South Carolina, and agrees that such court shall be the exclusive forum with respect to disputes and claims under paragraphs 5 and 6 and for the enforcement of any Final Determination. Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum. Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing a Final Determination.
* * * * *

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
KEMET Corporation
By:    /s/ FRANK G. BRANDENBERG
Its:    Chairman, Board of Directors
/s/ PER-OLOF LOOF
Per-Olof Loof

Exhibit A
GENERAL RELEASE
I, Per-Olof Loof, in consideration of and subject to the performance by KEMET Corporation, a Delaware corporation (together with its subsidiaries, the "Company"), of its obligations under the Employment Agreement, dated as of June __, 2015 (the "Agreement"), do hereby release and forever discharge as of the date hereof the Company and its affiliates and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its affiliates and the Company's direct or indirect owners (collectively, the "Released Parties") to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under paragraph 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in paragraph 4(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in paragraph 4 below and except as may be expressly provided in the CIC Agreement and the provisions of my Employment Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; the South Carolina Human Rights Act or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or

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under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.
I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

7.
I agree that I will forfeit all amounts payable by the Company pursuant to the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys' fees, and return all payments received by me pursuant to the Agreement.

8.
I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

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9.
Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or governmental entity.

10.
I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. I understand that in the event the Company asks for my cooperation in accordance with this provision, the Company will reimburse me solely for reasonable travel expenses, including lodging and meals, upon my submission of receipts.

11.
I agree not to disparage the Company, its past and present investors, officers, directors or employees or its affiliates and to keep all confidential and proprietary information about the past or present business affairs of the Company and its affiliates confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

12.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

13.
Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

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(b)
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)
I HAVE HAD AT LEAST [21/45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON ____________ TO CONSIDER IT AND THE CHANGES MADE SINCE THE ____________ VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE ____________ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST;

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: ______________	____________________________________ Per-Olof Loof

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Exhibit B
ARBITRATION PROCEDURE
1.Notice of Claim. A party asserting a Claim (the "Claimant") shall deliver written notice to each party against whom the Claim is asserted (collectively, the "Opposing Party"), with a copy to the persons required to receive copies of notices under the Agreement (the "Additional Notice Parties"), specifying the nature of the Claim and requesting a meeting to resolve same. The Additional Notice Parties shall be given reasonable notice of and invited and permitted to attend any such meeting. If no resolution is reached within 10 business days after delivery of such notice, the Claimant or the Opposing Party may, within 45 days after giving such notice, invoke the arbitration procedure provided herein by delivering to each Opposing Party and the Additional Notice Parties a notice of arbitration which shall specify the Claim as to which arbitration is sought, the nature of the Claim, the basis for the Claim and the nature and amount of any damages or other compensation or relief sought (a "Notice of Arbitration"). Each party agrees that no punitive damages may be sought or recovered in any arbitration, judicial proceeding or otherwise. Failure to file a Notice of Arbitration within 45 days shall constitute a waiver of any right to relief for the matters asserted in the notice of Claim. Any Claim shall be forever barred, and no relief may be sought therefor, if written notice of such Claim is not made as provided above within one year of the date such Claim accrues.
1.    Selection of Arbitrator. Within 20 business days after receipt of the Notice of Arbitration, the Executive and the Board shall meet and attempt to agree on an arbitrator to hear and decide the Claim. If the Executive and the Board cannot agree on an arbitrator within ten business days, then they shall request the American Arbitration Association (the "AAA") to appoint an arbitrator experienced in the area of dispute who does not have an ongoing business relationship with any of the parties to the dispute. If the arbitrator selected informs the parties he cannot hear and resolve the Claim within the time-frame specified below, the Executive and the Board shall request the appointment of another arbitrator by the AAA subject to the same requirements.
2.    Arbitration Procedure. The following procedures shall govern the conduct of any arbitration under this section. All procedural matters relating to the conduct of the arbitration other than those specified below shall be discussed among counsel for the parties and the arbitrator. Subject to any agreement of the parties, the arbitrator shall determine all procedural matters not specified herein.
(a)    Within 30 days after the delivery of a Notice of Arbitration, each party shall afford the other, or its counsel, with reasonable access to documents relating directly to the issues raised in the Notice of Arbitration. All documents produced and all copies thereof shall be maintained as strictly confidential, shall be used for no purpose other than the arbitration hereunder, and shall be returned to the producing party upon completion of the arbitration. There shall be no other discovery except that, if a reasonable need is shown, limited depositions may be allowed in the discretion of the arbitrator, it being the expressed intention and agreement of each party to have the arbitration proceedings conducted and resolved as expeditiously, economically and fairly as reasonably practicable, and with the maximum degree of confidentiality.

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(b)    All written communications regarding the proceeding sent to the arbitrator shall be sent simultaneously to each party or its counsel, with a copy to the Additional Notice Parties. Oral communications between any of the parties or their counsel and the arbitrator shall be conducted only when all parties or their counsel are present and participating in the conversation.
(c)    Within 20 days after selection of the arbitrator, the Claimant shall submit to the arbitrator a copy of the Notice of Arbitration, along with a supporting memorandum and any exhibits or other documents supporting the Claim.
(d)    Within 20 days after receipt of the Claimant's submission, the Opposing Party shall submit to the arbitrator a memorandum supporting its position and any exhibits or other supporting documents. If the Opposing Party fails to respond to any of the issues raised by the Claimant within 20 days of receipt of the Claimant's submission, then the arbitrator may find for the Claimant on any such issue and bar any subsequent consideration of the matter.
(e)    Within 20 days after receipt of the Opposing Party's response, the Claimant may submit to the arbitrator a reply to the Opposing Party's response, or notification that no reply is forthcoming.
(f)    Within 10 days after the last submission as provided above, the arbitrator shall notify the parties and the Additional Notice Parties of the date of the hearing on the issues raised by the Claim. Scheduling of the hearing shall be within the sole discretion of the arbitrator, but in no event more than 30 days after the last submission by the parties, and shall take place within 50 miles of the corporate headquarters of the Company at a place selected by the arbitrator or such other place as is mutually agreed. Both parties shall be granted substantially equal time to present evidence at the hearing. The hearing shall not exceed one business day, except for good cause shown.
(g)    Within 30 days after the conclusion of the hearing, the arbitrator shall issue a written decision to be delivered to both parties and the Additional Notice Parties (the "Final Determination"). The Final Determination shall address each issue disputed by the parties, state the arbitrator's findings and reasons therefor, and state the nature and amount of any damages, compensation or other relief awarded.
(h)    The award rendered by the arbitrator shall be final and non-appealable, except as otherwise provided under the Federal Arbitration Act, and judgment may be entered upon it in accordance with applicable law in such court as has jurisdiction thereof.
3.    Costs of Arbitration. As part of the Final Determination, the arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator's fee and both parties' attorneys' fees and expenses, based upon the extent to which each party prevailed in the arbitration. In the event that any relief which is awarded is non-monetary, then such costs and expenses shall be allocated in any manner as may be determined by the arbitrator(s).
4.    Satisfaction of Award. If any party fails to pay the amount of the award, if any, assessed against it within 30 days after the delivery to such party of the Final Determination,

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the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) prime lending rate announced by Citibank N.A. plus three hundred basis points and (ii) the maximum rate permitted by applicable usury laws. In addition, such party shall promptly reimburse the other party for any and all costs or expenses of any nature or kind whatsoever (including attorneys' fees) reasonably incurred in seeking to collect such award or to enforce any Final Determination.
5.    Confidentiality of Proceedings. The parties hereto agree that all of the arbitration proceedings provided for herein, including any notice of claim, the Notice of Arbitration, the submissions of the parties, and the Final Determination issued by the arbitrator, shall be confidential and shall not be disclosed at any time to any person other than the parties, their representatives, the arbitrator and the Additional Notice Parties; provided, however, that this provision shall not prevent the party prevailing in the arbitration from submitting the Final Determination to a court for the purpose of enforcing the award, subject to comparable confidentiality protections if the court agrees; and further provided that the foregoing shall not prohibit disclosure to the minimum extent reasonably necessary to comply with (i) applicable law (or requirement having the force of law), court order, judgment or decree, including, without limitation, disclosures which may be required pursuant to applicable securities laws, and (ii) the terms of contractual arrangements (such as financing arrangements) to which the Company or any Additional Notice Party may be subject so long as such contractual arrangements were not entered into for the primary purpose of permitting disclosure which would otherwise be prohibited hereunder.

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